TRANSFER AGENCY, SUB-TRANSFER AGENCY

AND SERVICE AGREEMENT

AMONG

MARSHALL FUNDS, INC.

MARSHALL & ILSLEY TRUST COMPANY N.A.

AND

BOSTON FINANCIAL DATA SERVICES, INC.

Schedule A	Portfolios
Schedule 1.1	Transfer Agent Duties
Schedule 1.2	Sub-Transfer Agent Duties
Schedule 2.1	Transfer Agent Fees and Expenses
Schedule 2.2	Sub-Transfer Agent Fees

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of September, 2006, by and among MARSHALL FUNDS, INC., a Wisconsin corporation, having its principal office and place of business at 111 East Kilbourn Avenue, Suite 200, Milwaukee, Wisconsin 53202 (the “Fund”), MARSHALL & ILSLEY TRUST COMPANY N.A., a national trust company, having its principal office and place of business at 111 East Kilbourn Avenue, Suite 200, Milwaukee, Wisconsin 53202 on behalf of its division Marshall Investor Services (collectively, the “Sub-Transfer Agent”), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the “Transfer Agent”).

WHEREAS, the Sub-Transfer Agent registered with Marshall & Ilsley Trust Company, NA, its appropriate regulatory authority (“ARA”);

WHEREAS, the Transfer Agent has been assigned 209809 as its six-digit FINS number by the Depository Trust Company of New York, NY (“DTC”);

WHEREAS, the Transfer Agent registered with the Securities and Exchange Commission, its ARA, and has been assigned a seven-digit ARA number of 84-00896;

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to initially offer shares in thirteen (13) series, such series shall be named in the attached Schedule A which may be amended in writing by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 16 being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

WHEREAS, the Board of Directors of the Fund has approved a resolution authorizing the Transfer Agent to subcontract for the performance of certain transfer agency services with the Sub-Transfer Agent for each of the Portfolios;

WHEREAS, the Transfer Agent and the Fund have agreed that the Sub-Transfer Agent will be the custodian of certain accounts and retirement plans and perform the transaction processing, administrative and servicing functions delegated herein as set forth on Schedule 1.2 hereto (collectively, the “Sub-Transfer Agent Duties”) which may be amended in writing by the parties from time to time; and

WHEREAS, the Sub-Transfer Agent has agreed to perform such Sub-Transfer Agent Duties.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares of common stock or beneficial interest, as the case maybe, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (“prospectus”) of such Fund or Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Fund (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the services set forth on the attached Transfer Agent Duties Schedule (“Schedule 1.1”).

1.2	Sub-Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Transfer Agent on behalf of the Fund hereby employs and appoints the Sub-Transfer Agent to act as, and the Sub-Transfer Agent agrees to act as, the agent of the Transfer Agent for the shares of the Funds in connection with any accumulation, open-account, retirement plans or similar plan provided to the Shareholders and set out in the currently effective prospectus and statement of additional information of the Fund, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with the Procedures, the Sub-Transfer Agent agrees that it will perform the services set forth on the attached Sub-Transfer Agent Duties Schedule (“Schedule 1.2”).

1.3	Anti-Money Laundering (“AML”), Office of Foreign Assets Control (“OFAC”) and Customer Identification Procedures (“CIP”). The Fund or the Sub-Transfer Agent is responsible for performing AML and CIP functions. The Transfer Agent agrees to, at least on an annual basis, cross-reference the Marshall Funds shareholder list against the current OFAC list.

2.	Fees and Expenses

2.1	Transfer Agent Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule (“Schedule 2.1”). Such fees and out-of-pocket expenses and advances identified under Section 2.3 below may be changed from time to time subject to mutual written agreement between the Fund and the

Transfer Agent. The parties agree that the fees set forth on Schedule 2.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 2.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement, or from a change in service model.

2.2	Sub-Transfer Agent Fees. No fees shall be payable by the Transfer Agent to the Sub-Transfer Agent. The Fund agrees to pay the Sub-Transfer Agent as set forth in the attached fee schedule (“Schedule 2.2”).

2.3	Out-of-Pocket Expenses. In addition to the fee paid under Section 2.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 2.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

2.4	Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

2.5	Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

2.6	Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

3.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund and the Sub-Transfer Agent that:

3.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

3.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.	Representations and Warranties of the Sub-Transfer Agent

The Sub-Transfer Agent represents and warrants to the Fund and the Transfer Agent that:

4.1	It is a trust company duly organized and existing and in good standing under the laws of Wisconsin.

4.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in Wisconsin.

4.4	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.	Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1	It is a corporation duly organized and existing and in good standing under the laws of the State of Wisconsin.

5.2	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

5.3	All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4	It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5	A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street Bank and Trust Company will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7.	Data Access and Proprietary Information

7.1	The Fund and the Sub-Transfer Agent acknowledge that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund and the Sub-Transfer Agent by the Transfer Agent as part of the Sub-Transfer Agent’s and the Fund’s ability to access certain Fund-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Sub-Transfer Agent and the Fund agree to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Sub-Transfer Agent and the Fund agree for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Sub-Transfer Agent’s or the Fund’s computers, or (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and between the Sub-Transfer Agent and the Transfer Agent; and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Sub-Transfer Agent’s and the Fund’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d) Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Sub-Transfer Agent’s or the Fund’s terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Sub-Transfer Agent and the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent and between the Sub-Transfer Agent and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3	The Sub-Transfer Agent and the Fund acknowledge that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	If either the Sub-Transfer Agent or the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Sub-Transfer Agent and the Fund agree to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5	If the transactions available to the Sub-Transfer Agent and the Fund include the ability to originate electronic instructions to the Transfer Agent in order to: (i) effect the transfer or movement of cash or Shares; or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.	Indemnification

8.1	The Transfer Agent shall not be responsible for, and the Fund and the Sub-Transfer Agent shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Sub-Transfer Agent’s or Fund’s lack of good faith, negligence or willful misconduct;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund or the Sub-Transfer Agent, and which have been prepared, maintained or performed by the Fund, the Sub-Transfer Agent or any other person or firm on behalf of the Fund or the Sub-Transfer Agent including but not limited to any broker-dealer, third party administrator (“TPA”) or previous transfer agent; (ii) any instructions or requests of the Fund, the Sub-Transfer Agent or any of their officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The acceptance of e-mail and facsimile requests received from the Fund or the Sub-Transfer Agent;

(e) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(f) The negotiation and processing of any checks, wires, and ACH payments including without limitation for deposit into the Fund’s demand deposit account maintained by the Transfer Agent; or

(g) Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

8.2	The Sub-Transfer Agent shall not be responsible for, and the Fund and the Transfer Agent shall indemnify and hold the Sub-Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Fund or the Transfer Agent’s negligence, intentional misconduct or violation of law applicable to their duties under this Agreement.

8.3	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Fund or the Sub-Transfer Agent may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund or the Sub-Transfer Agent, as the case maybe, of such assertion, and shall keep the appropriate party advised with respect to all developments concerning such claim. The Fund and/or the Sub-Transfer Agent, as the case maybe, shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund or the Sub-Transfer Agent may be required to indemnify the Transfer Agent except with the Sub-Transfer Agent’s or the Fund’s prior written consent.

9.	Standard of Care/Limitation of Liability

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 9 of this Agreement. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, during the nine (9) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent’s employees or any intentional malevolent acts by the Transfer Agent’s employees. For purposes of this Section 9, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violates this Agreement and are likely to cause damage or harm.

10.	Confidentiality

10.1	The Transfer Agent, the Sub-Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’

lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent, the Sub-Transfer Agent or of the Fund, used or gained by the Transfer Agent, the Sub-Transfer Agent or the Fund during performance under this Agreement. The Sub-Transfer Agent, the Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent, the Sub-Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

10.2	In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.	Covenants of the Fund and the Transfer Agent

11.1	The Fund shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

11.2	The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

12.	Termination of Agreement

12.1	Term. Any party may terminate this Agreement upon giving one hundred and eighty (180) days prior written notice to the other parties. Notwithstanding the termination of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of deconversion. Should any party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

12.2	Confidential Information. Upon termination of this Agreement, all parties shall return to the appropriate parties all copies of confidential or proprietary materials or information received from such other parties hereunder, other than materials or information required to be retained by such parties under applicable laws or regulations.

12.3	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 2.5 of this Agreement.

12.4	Bankruptcy. Any party hereto may terminate this Agreement by notice to the other parties, effective at any time specified therein, in the event that (a) any party ceases to carry on its business or (b) an action is commenced by or against any party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for a party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

13.	Assignment and Third Party Beneficiaries

13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	Subcontractors

14.1	The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) a Boston Financial affiliate duly registered as a transfer agent; provided, however, that, in such case, the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of Boston Financial or its subsidiary or affiliate as it is for its own acts and omissions or (ii) Sub-Transfer Agent, provided, however, that, in such case, the Transfer Agent shall be not responsible to the Fund for the acts and omissions of the Sub-Transfer Agent.

14.2	Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

15.2	New York Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

15.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:
Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171
Attention: Legal Department
Facsimile: (617) 483-2490

(b)	If to the Fund, to:
Marshall Funds
111 East Kilbourn Ave Ste 200
Milwaukee, WI 53202-6648
Attention: Legal Department
Facsimile: (414) 287-7025

(c)	If to the Sub-Transfer Agent, to:
Marshall & Ilsley Trust Company N.A., c/o
M&I Wealth Management
111 East Kilbourn Ave Ste 200
Milwaukee, WI 53202-6648
Attention: Legal Department
Facsimile: (414) 287-7025

16.	Additional Portfolios

In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder and shall be subject to the fee schedule set forth at Schedule 2.1, in accordance with the provisions of Section 2.1 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATTEST:		MARSHALL FUNDS, INC.

/s/ Robin M. Thush	By:	/s/ John M. Blaser

John M. Blaser, President

ATTEST:		MARSHALL & IISLEY TRUST COMPANY, N.A.

/s/ Robin M. Thush	By:	/s/ Jeffrey Himstreet

	Name:	Jeff Himstreet

	Title:	CLO/Secretary

ATTEST:		BOSTON FINANCIAL DATA SERVICES, INC.

/s/ Dawn M. Higgins	By:	/s/ Stephen J. MacNeill

Stephen J. MacNeill, Vice President

SCHEDULE A

Dated: September 1, 2006

Marshall Large-Cap Value Fund

Marshall Large-Cap Growth Fund

Marshall Mid-Cap Value Fund

Marshall Mid-Cap Growth Fund

Marshall Small-Cap Growth Fund

Marshall International Stock Fund

Marshall Government Income Fund

Marshall Intermediate Bond Fund

Marshall Intermediate Tax-Free Fund

Marshall Short-Term Income Fund

Marshall Prime Money Market Fund

Marshall Government Money Market Fund

Marshall Tax-Free Money Market Fund

	MARSHALL FUNDS, INC.		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ John M. Blaser	By:	/s/ Stephen J. MacNeill
	John M. Blaser, President		Stephen J. MacNeill, Vice President

MARSHALL & IISLEY TRUST COMPANY, N.A.

By:	/s/ Jeffrey Himstreet
Name:	Jeff Himstreet
Title:	CLO/Secretary

SCHEDULE 1.1

TRANSFER AGENT DUTIES

Dated September 1, 2006

1.	In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(a)	Promptly deliver payment for the purchase of Shares and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation of the Fund (the “Custodian”);

(b)	Deliver the appropriate documentation for redemptions to the Custodian;

(c)	At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(d)	Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

(e)	Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(f)	Perform escheatment and abandoned property services; and

(g)	Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

2.	In addition to, and neither in lieu nor in contravention of, the services set forth above, the Transfer Agent shall perform the following services:

(a)	National Securities Clearing Corporation (the “NSCC”) Support Services:
•	Issue instructions to Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);
•	Provide account and transaction information from the affected Fund’s records on DST Systems, Inc. computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers;
•	Maintain Shareholder accounts on TA2000 System through Networking;

SCHEDULE 1.1

TRANSFER AGENT DUTIES

Dated September 1, 2006

(continued)

•	Implement new funds and management companies on NSCC;
•	Establish NSCC dealer cross-reference files;
•	Establish Networking Dealer Activity, Dividend and Position files;
•	Establish dealers on Commission Settlement;
•	Monitor Fund/SERV trading activity;
•	Identify rejected Fund/SERV orders;
•	Provide estimates to Control;
•	Contact back offices for resolution;
•	Confirm orders back to the brokers via NSCC whenever applicable;
•	Monitor/maintain NSCC order & NSCC & Networking new account inventories;
•	Process Fund approved redemption reports on 2919 Report;
•	Broker call outs for resolution;
•	Manually settle and confirm via NSCC whenever applicable;
•	Process paid-and-waiting delinquent trade reports;
•	Broker call outs for resolution;
•	Maintain status of delinquent trades;
•	Produce and distribute delinquent trade reports;
•	Provide dealer back office support;
•	Provide help desk for problem resolutions for NSCC & Networking inquiries;
•	Implement DST NSCC enhancements;
•	Implement new NSCC products;
•	Interface with DST Dealer Services; act as a corporate conduit for enhancement prioritization, monthly conference calls and design reviews;
•	Support Fund Initiatives – mergers, conversions & deconversions; and
•	Support Dealer Initiatives – mergers & conversions.

(b)	NSCC Processing. Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Sub-Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent;

(c)	Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic

SCHEDULE 1.1

TRANSFER AGENT DUTIES

Dated September 1, 2006

(continued)

withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

(d)	Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(e)	SAS70. The Transfer Agent will furnish to the Fund, at least annually, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonable request; and

(f)	Certifications. Upon request of the Fund, the Transfer Agent will provide to the Fund on a monthly basis a Sarbanes-Oxley certification with respect to the Transfer Agent’s performance of the services and its internal controls related thereto. In addition, upon request of the Fund, the Transfer Agent will provide to the Fund a certification under Rule 38a-1 under the 1940 Act with respect to the compliance provisions required by that Rule.

SCHEDULE 1.2

SUB-TRANSFER AGENT DUTIES

Dated September 1, 2006

1.	In accordance with the Procedures, the Sub-Transfer Agent agrees that it will perform the following services:

(a) Establish each Shareholder’s account in the Fund on TA2000 System and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b) Receive for acceptance and process orders for the purchase of Shares;

(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process redemption requests and redemption directions;

(e) In respect to the transactions in items (a) and (b) above, the Sub-Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;

(f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures;

(h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Sub-Transfer Agent of indemnification satisfactory to the Sub-Transfer Agent and protecting the Sub-Transfer Agent, the Transfer Agent and the Fund, and the Sub-Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(i) Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and the Fund shall be responsible for all losses or claims resulting from such replacement;

(j) Process adjustments to accounts as necessary to correct errors or at the instruction of the Fund; and

(k) Mail Shareholder proxies, Shareholder reports and prospectuses to current Shareholders.

SCHEDULE 1.2

SUB-TRANSFER AGENT DUTIES

Dated: September 1, 2006

(continued)

2.	In addition to, and neither in lieu nor in contravention of, the services set forth above, the Sub-Transfer Agent shall perform the following services:

(a) “Blue Sky” Reporting. The Fund shall (i) identify to the Sub-Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Sub-Transfer Agent for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State.